April 24, 2018	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$10,190,000

Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices due October 29, 2019

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek uncapped, unleveraged exposure of 1.00 times any appreciation of an unequally weighted basket consisting of the EURO STOXX 50® Index, the FTSE® 100 Index, the TOPIX® Index, the Swiss Market Index, the S&P/ASX 200 Index and the Hang Seng China Enterprises Index at maturity.
•	Because the EURO STOXX 50® Index makes up 40.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on April 24, 2018 and are expected to settle on or about April 27, 2018.
•	CUSIP: 48129MFQ4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$2.50	$997.50
Total	$10,190,000	$25,475	$10,164,525

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $2.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $992.30 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an unequally weighted basket consisting of the following:

•        40.00% of the EURO STOXX 50® Index
(Bloomberg ticker: SX5E);

•        20.00% of the FTSE® 100 Index
(Bloomberg ticker: UKX);

•        20.00% of the TOPIX® Index
(Bloomberg ticker: TPX);

•        7.00% of the Swiss Market Index
(Bloomberg ticker: SMI);

•        7.00% of the S&P/ASX 200 Index
(Bloomberg ticker: AS51); and

•        6.00% of the Hang Seng China Enterprises Index
(Bloomberg ticker: HSCEI)

(each, an “Index” and collectively, the “Indices”).

Upside Leverage Factor: 1.00

Buffer Amount: 29.00%

Downside Leverage Factor: An amount equal to 1 / (1 – Buffer Amount), which is 1.40845

Pricing Date: April 24, 2018

Original Issue Date (Settlement Date): On or about April 27, 2018

Observation Date *: October 24, 2019

Maturity Date*: October 29, 2019

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor)

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount) × Downside Leverage Factor]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (40.00% × Index Return of the EURO STOXX 50® Index) + (20.00% × Index Return of the FTSE® 100 Index) + (20.00% × Index Return of the TOPIX® Index) + (7.00% × Index Return of the Swiss Market Index) + (7.00% × Index Return of the S&P/ASX 200 Index) + (6.00% × Index Return of the Hang Seng China Enterprises Index)]

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date, which was 3,510.88 for the EURO STOXX 50® Index, 7,425.40 for the FTSE® 100 Index, 1769.75 for the TOPIX® Index, 8,796.91 for the Swiss Market Index, 5,921.553 for the S&P/ASX 200 Index and 12,244.88 for the Hang Seng China Enterprises Index

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

PS-1 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.00;
•	a Buffer Amount of 29.00%; and
•	a Downside Leverage Factor of 1.40845.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
165.000	65.00%	65.00%	$1,650.00
150.000	50.00%	50.00%	$1,500.00
140.000	40.00%	40.00%	$1,400.00
130.000	30.00%	30.00%	$1,300.00
120.000	20.00%	20.00%	$1,200.00
115.000	15.00%	15.00%	$1,150.00
110.000	10.00%	10.00%	$1,100.00
105.000	5.00%	5.00%	$1,050.00
101.000	1.00%	1.00%	$1,010.00
100.000	0.00%	0.00%	$1,000.00
95.000	-5.00%	0.00%	$1,000.00
90.000	-10.00%	0.00%	$1,000.00
85.000	-15.00%	0.00%	$1,000.00
80.000	-20.00%	0.00%	$1,000.00
71.000	-29.00%	0.00%	$1,000.00
70.000	-30.00%	-1.41%	$985.92
60.000	-40.00%	-15.49%	$845.07
50.000	-50.00%	-29.58%	$704.23
40.000	-60.00%	-43.66%	$563.38
30.000	-70.00%	-57.75%	$422.54
20.000	-80.00%	-71.83%	$281.69
10.000	-90.00%	-85.92%	$140.85
0.000	-100.00%	-100.00%	$0.00
PS-2 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.00.

•	If the closing level of the Basket increases 10.00%, investors will receive at maturity a 10.00% return, or $1,100.00 per $1,000 principal amount note.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 29.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 29.00%, investors will lose 1.40845% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 50.00%, investors will lose 29.577% of their principal amount and receive only $704.23 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 29.00%) × 1.40845] = $704.23

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose 1.40845% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN,

regardless of any appreciation of the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE UNDERLYINGS —

The notes are linked to an unequally weighted Basket composed of six Indices. Because the EURO STOXX 50® Index makes up 40.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index. In calculating the Final Basket Value, an increase in the level of one of the Indices may be moderated, or more than offset, by lesser increases or declines in the levels of the other Indices. In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDICES OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	NON-U.S. SECURITIES RISK —

The equity securities included in or held by the Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

PS-4 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

•         NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES —

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Indices are based, although any currency fluctuations could affect the performance of the Indices.

•	THE NOTES ARE SUBJECT TO EMERGING MARKETS RISK WITH RESPECT TO THE HANG SENG CHINA ENTERPRISES INDEX —

The equity securities included in the Hang Seng China Enterprises Index have been issued by non-U.S. companies located in an emerging markets country.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

PS-5 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Basket

The return on the notes is linked to an unequally weighted basket consisting of the EURO STOXX 50® Index, the FTSE® 100 Index, the TOPIX® Index, the Swiss Market Index, the S&P/ASX 200 Index and the Hang Seng China Enterprises Index. Because the EURO STOXX 50® Index makes up 40.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. The TSE Japanese stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see “Equity Index Descriptions — The Swiss Market Index” in the accompanying underlying supplement.

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For additional information about the S&P/ASX 200 Index, see “Equity Index Descriptions — The S&P/ASX 200 Index” in the accompanying underlying supplement.

The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain Chinese mainland (“Mainland”) securities that have their primary listing on the main board of the Stock Exchange of Hong Kong (“HKEx”).  A Mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the Mainland.  Mainland securities include H-shares and, effective March 2018, Red-chips and P-chips.  H-shares are Hong Kong-listed shares, traded in Hong Kong dollars, of a company incorporated in the Mainland.  A Red-chip is a Mainland security with a minimum of 30% of its shareholdings held by a Mainland entity or entities (including State-owned organizations and provincial or municipal authorities of the Mainland).  A P-chip is a Mainland security that is not classified as an H-share or a Red-chip.  The Hang Seng China Enterprises Index includes 50 constituent stocks: 40 H-shares and a total of 10 Red-chips and P-chips.  For additional information about the Hang Seng China Enterprises Index, see Annex A in this pricing supplement.

PS-6 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Index, based on the weekly historical closing levels from January 4, 2013 through April 20, 2018. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 4, 2013 was 100 and that the weights of the Indices were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing level of the EURO STOXX 50® Index on April 24, 2018 was 3,510.88. The closing level of the FTSE® 100 Index on April 24, 2018 was 7,425.40. The closing level of the TOPIX® Index on April 24, 2018 was 1769.75. The closing level of the Swiss Market Index on April 24, 2018 was 8,796.91. The closing level of the S&P/ASX 200 Index on April 24, 2018 was 5,921.553. The closing level of the Hang Seng China Enterprises Index on April 24, 2018 was 12,244.88. We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Basket and the Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing levels of the Indices on the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-7 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

PS-8 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the

PS-9 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

“constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the

PS-10 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-11 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

•	Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•         Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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PS-12 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

Annex A

The Hang Seng China Enterprises Index

All information contained in this pricing supplement regarding the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSICL”), a wholly owned subsidiary of Hang Seng Bank. The Hang Seng China Enterprises Index is calculated, maintained and published by HSICL. HSICL has no obligation to continue to publish, and may discontinue publication of, the Hang Seng China Enterprises Index.

The Hang Seng China Enterprises Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”

The Hang Seng China Enterprises Index was first calculated and published on August 8, 1994, one year after the first H-share company was listed on the Stock Exchange of Hong Kong (“HKEx”). H-shares are Hong Kong-listed shares, traded in Hong Kong dollars, of a company incorporated in the Chinese mainland (the “Mainland”). The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain Mainland securities that have their primary listing on the main board of the HKEx. A Mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the Mainland. Mainland securities include H-shares, Red-chips and P-chips. A Red-chip is a Mainland security with a minimum of 30% of its shareholdings held by a Mainland entity or entities (including State-owned organizations and provincial or municipal authorities of the Mainland). A P-chip is a Mainland security that is not classified as an H-share or a Red-chip. The Hang Seng China Enterprises Index includes 50 constituent stocks: 40 H-shares and a total of 10 Red-chips and P-chips. The Hang Seng China Enterprises Index is calculated and disseminated real-time every 2 seconds during the trading hours on each trading day of HKEx, based on the calendar of the HKEx.

Index Composition

Defining the Eligible Stocks

Only Mainland securities with a primary listing on the main board of HKEx are eligible to be included in the Hang Seng China Enterprises Index. Stocks that are secondary listings, preference shares, debt securities, mutual funds and other derivatives are excluded. In addition, to be eligible for selection in the Hang Seng China Enterprises Index, a stock: (1) should be listed for at least one month, starting from the listing date to the review cut-off date (both dates inclusive); and (2) must satisfy the turnover requirements. To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months. Turnover velocity is calculated by dividing the median of the daily traded shares during a specific calendar month by the free float-adjusted issued shares at the end of that month. Stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months. If a constituent fails to meet the turnover requirement as mentioned above, a supplementary turnover test will be applied for those months in which velocity is less than 0.1%:

•	calculate the monthly aggregate turnover of the constituent; and
•	if the monthly aggregate turnover is among the top 90th percentile of the total market, the constituent passes the monthly turnover test for that month.

The constituent will be regarded as meeting the turnover requirement if the turnover requirement is fulfilled after applying the supplementary turnover test above. Total market includes securities primarily listed on the Main Board of the HKEx, excluding securities that are secondary listings, foreign companies, preference shares, debt securities, mutual funds and other derivatives.

For a stock with a trading history of less than 12 months or a stock that has transferred from Growth Enterprise Market (“GEM”) to the Main Board in the past 12 months before the data review cut-off date, the following requirements replace those above.

PS-13 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

Trading Record	Measurements
< 6 months	1) attain a minimum velocity of 0.1% for all trading months
≥ 6 months

1) cannot have more than one month in which stock has failed to attain a velocity of at least 0.1%; and

2) for the latest three months, stock needs to have attained 0.1% for all trading months if it is not an existing constituent.

Stocks transferred from GEM to the Main Board will be treated as new issues. For existing constituents, the supplementary turnover test as described above also applies.

For a stock which has been suspended for any complete month(s) during the past 12 months before the review cut-off date, the relevant month(s) will be excluded from the velocity calculation. The stock should meet the requirements as described above.

Additional Eligibility Criteria for Red-chips and P-chips

Listing History Requirements. For a stock listed through an Initial Public Offering (“IPO”), the stock should have been listed for at least three years, starting from the listing date to the review cut-off date (both dates inclusive). For a stock listed through a backdoor listing, the stock should have been listed for at least six years, starting from the listing date to the review cut-off date (both dates inclusive).

Price Volatility Requirements. The past one-month, three-month and 12-month historical price volatility (i.e., standard deviation of the daily logarithmic return for the past one, three and 12 months to the data cut-off date) of a stock should not be greater than three times the historical price volatility of the Hang Seng China Enterprises Index for the respective period. The stock will not be eligible if its trading has been suspended for a complete month in the past one month before the review cut-off date.

Financial Requirements. The following parameters recorded in the annual reports of a company should be greater than zero for three consecutive fiscal years:

(1)	net profit attributable to equity holders of the company,
(2)	net cash generated from operating activities, and
(3)	cash dividends.

Selecting the Index Companies

The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.

H-share selection. From the eligible H-share stocks, H-share selections are made using the following methodology:

(1)	all eligible H-share stocks are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months (or for stocks with a listing of less than 12 months, in terms of the average month-end market capitalization since listing) and (ii) free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;
(2)	the combined market capitalization ranking for each eligible H-share stock is determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and
(3)	the 40 H-share stocks that have the highest combined market capitalization ranking are selected as the H-share constituents of Hang Seng China Enterprises Index, subject to the buffer zone rule as described below.

Red-chip and P-chip selection. Throughout the transition period (from March 2018 rebalancing to March 2019 rebalancing), constituent selection for Red-chips and P-chips will only be performed once at the beginning of the transition period. However,

PS-14 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

HSICL retains the right to make changes to the Red-chip and P-chip constituents in the case of any exceptional circumstances. The data cut-off date will be December 31, 2017.

From the eligible Red-chip and P-chip stocks, Red-chip and P-chip selections are made using the following methodology:

(1)	all eligible Red-chip and P-chip stocks are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months (or for stocks with a listing of less than 12 months, in terms of the average month-end market capitalization since listing) and (ii) free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;
(2)	the combined market capitalization ranking for each eligible Red-chip or P-chip stock is determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and
(3)	the 10 Red-chip and P-chip stocks that have the highest combined market capitalization ranking are selected as the Red-chip and P-chip constituents of Hang Seng China Enterprises Index. No buffer zone will be applied for these 10 constituents.

Constituents failing to meet the turnover requirements as described above will be removed from the Hang Seng China Enterprises Index.

Buffer Zone and Reserve Listing (only applicable to H-shares)

Existing H-share constituents ranked 49th or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks ranked 32nd or above will be included. In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization rank will be removed from the Hang Seng China Enterprises Index in order to maintain the number of H-share constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization rank will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40.

The five non-constituent H-shares with the highest combined market capitalization ranking, determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each ranking has a 50% weight, will form a Reserve List. The purpose of the Reserve List is to facilitate the replacement of any outgoing H-share constituent between regular reviews in cases where an H-share constituent may be removed due to trading suspension or delisting.

Effective Date

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December. If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by HSICL. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes made before the effective dates.

Trading Suspension

Whether or not to remove a suspended constituent from the Hang Seng China Enterprises Index and replace it with an appropriate candidate will be determined in the regular index reviews. Should a suspended constituent be removed from the Hang Seng China Enterprises Index, its last traded price may be adjusted down to the lowest price in a system (i.e., HK$0.0001 in the security’s price currency) or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes.

High Shareholding Concentration

Companies with high shareholding concentration as determined by the Hong Kong Securities and Futures Commission will not be eligible for inclusion in the Hang Seng China Enterprises Index.

Index Calculation

PS-15 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

The calculation methodology of the Hang Seng China Enterprises Index is a free float-adjusted market capitalization weighting methodology with a 10% cap on individual stocks. The Hang Seng China Enterprises Index is a price index without adjustment for cash dividends or warrant bonuses.

The formula for the index calculation is shown below:

Current Index	=	Current Aggregate Free float-adjusted Market Capitalization of Constituents	×	Yesterday’s Closing Index
Yesterday’s Aggregate Free float-adjusted Market Capitalization of Constituents

=	S (Pt x IS x FAF x CF)	×	Yesterday’s Closing Index
S (Pt-1 x IS x FAF x CF)

where:

Pt : current price at day t;

Pt-1 : closing price at day t-1;

IS : number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);

FAF : free float-adjusted factor, which is between 0 and 1; and

CF : capping factor, which is between 0 and 1.

Free-float Adjustments. Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be considered as non-free float and are excluded from the index calculation. These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).

The free float-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares. The free float-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%. For companies with more than one class of shares, the free float-adjusted factor is calculated separately for each class of shares.

Cap Factor. A cap factor is calculated quarterly, such that no individual constituent in an Index will have a weighting exceeding a cap level of 10% on the index capping date. Since the excessive weight will be distributed among other uncapped constituents, it is possible that weightings of other constituents will exceed the cap limit after downsizing the largest component. Therefore, the capping process will be repeated until all constituents are confined to the weighting rule of the corresponding index.

Changes in constituent underlying data due to corporate actions will be taken into account in the capping exercise if: (a) there is no uncertainty about the corporate action; and the corporate action will take effect on or before the cap factor effective date.

Index Rebalancing. The update of the issued shares, adjustment of the free float-adjusted factor and calculation of the cap factor are undertaken quarterly. The regular rebalancing is usually implemented after market close on the first Friday in March, June, September and December, and comes into effect on the next trading day. In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations. Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

An inclusion factor will be applied to Red-chip and P-chip constituents in each of the five rebalancings that will take place during the transition period. The inclusion factors for the rebalancings are listed below:

Rebalancing Month	Inclusion Factor
March 2018	0.2
June 2018	0.4
PS-16 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

September 2018	0.6
December 2018	0.8
March 2019	1.0

Constituent Weighting. The weightings of the constituents will be derived in the following manner:

(a)	initial weightings of the constituents are derived in accordance with the free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment, and are capped at 10%;
(b)	the initial weightings of the 10 Red-chip and P-chip constituents will be multiplied by the applicable inclusion factor for that particular rebalancing (the resultant figures will be the final weightings for the Red-chip and P-chip constituents);
(c)	any excessive weightings arising from the application of the inclusion factors will be re-distributed to H-share constituents with weightings of less than 10% in proportion to their original weightings;
(d)	if, subsequent to the re-distribution, H-share constituents with weightings of more than 10% emerge, they will be capped at 10% and the excessive weightings will be re-distributed to the H-share constituents with weightings of less than 10% in proportion to their redistributed weightings; and
(e)	step (d) will be repeated until none of the constituents has a weighting of more than 10%.

Corporate Actions and Adjustments

In the event of corporate actions, the Hang Seng China Enterprises Index will be adjusted in order to maintain continuity. A minimum notice period of two trading days prior to the implementation will be given to index users for any index changes resulted from corporate actions. The below table lists out our general practices for handling different corporate actions.

	Event	Description		Adjustment
			Issued Shares (“IS”)	Closing Price (“P”)	Divisor (“D”)
(a)	Subdivision of Shares/ Split	X existing share(s) to be subdivided into Y subdivided share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	↔
(b)	Consolidation/ Reverse Split	X existing shares to be consolidated into Y consolidated share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	↔
(c)	Cash Dividend/ Distribution	Dividend/ distribution in cash

No adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the ex-date.

Note:

(i)    Besides normal cash dividends, the following types of dividends are also considered as cash dividend equivalents

-    Cash dividends with scrip option;

-    Scrip dividends with cash option; and

-    Scrip dividends with a preannounced cash value.

(ii) If new shares allotted from

PS-17 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

bonus, rights issues, etc. have a dividend disadvantage (i.e. the new shares receive a different dividend amount from that paid on the old shares), the dividend amount used in the index calculation will also be adjusted accordingly.

(iii) For late dividend (a dividend that is known only after the ex-date), no adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the payment date.

(d)	Bonus/ Stock Dividend	X bonus share(s) for holding of every Y existing share(s)	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = Pbefore * Y / (X+Y)	↔
(e)	Listed non-cash Distribution	Dividend/ Distribution in specie of X share(s) in Company A for holding of every Y existing share(s) of Company B	↔	Padjusted = Pbefore – (Pdistribution * X / Y)	↓
(f)	To-be-listed non-cash Distribution	X share(s)/ unit(s) of the distribution for holding of every Y existing shares

The price of the constituent will be suspended on the ex-date.

An estimated market value (based on the price drop of the constituent on the ex-date) will be added to the price index on the trading day after ex-date until the trading day before listing of the distributed instrument.

The distributed instrument will be added to the price index on its listing date and removed after market close. HSICL will have the discretion to defer the removal of the distributed instrument from the Hang Seng China Enterprises Index if the distribution is material.

Note:

To-be-listed non-cash distributions include stock dividend of another company, bonus warrant, etc.

(g)	Preferential Offer	Preferential offer of X share(s) in another unlisted company for holding of every Y share(s) at $Z per share	To avoid stock price estimation of any unlisted company, no adjustment will be made for preferential offer.
(h)	Rights Issue/ Open Offer	X rights/ offer share(s) for holding of every Y existing share(s) at subscription price of $Z per rights/ offer share	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = [(Pbefore * Y) + (X * Z)] / (X + Y)	↑

PS-18 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

Note: Adjustment will not be made if Z is greater than the cum-rights closing price, unless the rights issue/ open offer is being fully underwritten.
(i)	Open Offer of Unlisted Securities	Open Offer of X share(s) of unlisted securities for holding of every Y share(s) at $Z per share

To avoid price estimation of any unlisted securities, no adjustment will be made for the open offer.

Note:

If price cannot be evaluated objectively, no adjustment will be made. However, if the unlisted securities is priced at an obvious discounted level, HSICL will analyze it on a case by case basis and reverse the right to make final decision.

(j)	Spin-off/ Demerger	Creation of a company through the sale or distribution of new shares of an existing business/ division of a parent company. A spin-off is a type of divestiture.

For index adjustment of listed and

to-be-listed non-cash distributions, please see above.

The newly spun-off/ detached entity will be considered inclusion into the index family according to regular schedule.

(k)	Merger and Acquisition	The combination of two or more constituents into one, through a mutual agreement or a tender offer.

The enlarged company will remain in the Hang Seng China Enterprises Index with a potential adjustment in its issued shares and weighting factors, subject to the terms of the transaction.

Example: Merger between China Unicom and China Netcom in Oct 2008.

(l)	Withdrawal of Listing	Delisting of a company. It might be resulted from privatization, takeover or other corporate actions.	The company in concern will be removed from the Hang Seng China Enterprises Index as soon as practicable.
(m)	Parallel Trading	Trading in a company’s shares under both a temporary stock code and the original stock code. Usually applied to securities which have undergone corporate actions such as consolidation, subdivision, change in board lot size or reorganization involving share exchange other than on a one-to-one basis.

The company in concern will be included in the Hang Seng China Enterprises Index using the temporary stock code during the period where the original stock code is not available.

Example: Temporary stock code change of Li & Fung (from 0494.HK to 2909.HK) during 19 May to 1 June 2011 after its share subdivision.

License Agreement

An affiliate of JPMorgan Chase & Co. expects to enter into an agreement with Hang Seng Indexes Company Limited providing it and certain of its affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the Hang Seng China Enterprises Index, which is owned and published by Hang Seng Indexes Company Limited.

THE HANG SENG CHINA ENTERPRISES INDEX (THE “INDEX”) IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK

PS-19 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices

AND NAME OF THE HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG CHINA ENTERPRISES INDEX BY JPMORGAN CHASE & CO. OR ITS AFFILIATES, IN CONNECTION WITH THE SECURITIES (THE “PRODUCT”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JPMORGAN CHASE & CO. OR ITS AFFILIATES IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE INDEX; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

PS-20 | Structured Investments Uncapped Buffered Equity Notes Linked to an Unequally Weighted Basket Consisting of Six Equity Indices